EXHIBIT 11

                               TALK VISUAL CORPORATION

COMPUTATION OF WEIGHTED AVERAGE
COMMON STOCK SHARES OUTSTANDING

                                              Total Number    Three Months Ended
                                                Of Shares       March 31, 2002
                                              ------------    ------------------

Outstanding shares as of January 1, 2002      136,895,987       136,895,987

Issuance of common shares on 1/03/02           10,000,000         9,777,778

Sale of common shares on 2/20/02                2,320,754         1,031,446

                                               ----------        ----------

Total Weighted Average Shares Outstanding     149,216,741       147,705,211
                                              ===========       ===========


Net Loss                                                        $  (411,814)
                                                                 ==========
Net Loss per common share (1)                                   $    (0.003)



(1) The effect of common stock options and warrants are excluded from diluted earnings per share as their inclusion would be anti-dilutive for the three month period ended March 31, 2002


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